As filed with the Securities and Exchange Commission on June 11, 2015.

Registration No. 333-203505

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INVUITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	04-3803169
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

444 De Haro Street

San Francisco, CA 94107

(415) 655-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Philip Sawyer

President and Chief Executive Officer

Invuity, Inc.

444 De Haro Street

San Francisco, CA 94107

(415) 655-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven E. Bochner Allison B. Spinner Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Brett Robertson Vice President of Corporate Development and General Counsel Invuity, Inc. 444 De Haro Street San Francisco, California 94107 (415) 655-2100	B. Shayne Kennedy Drew Capurro Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626 (714) 540-1235

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Invuity, Inc. is filing this Amendment No. 6 (this “Amendment”) to its Registration Statement on Form S-1 (Registration No. 333-203505) (the “Registration Statement”) for the purpose of filing Exhibit 3.1A and amending the Exhibit Index. No changes have been made to Part I or Part II of the Registration Statement other than this explanatory note as well as revised versions of the cover page and the Exhibit Index. This Amendment does not contain a copy of the preliminary prospectus included in the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, upon completion of this offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$8,553
FINRA filing fee	11,540
Exchange listing fee	125,000
Printing and engraving	310,000
Legal fees and expenses	1,725,000
Accounting fees and expenses	1,282,000
Transfer agent and registrar fees	5,000
Miscellaneous	32,907

Total	$3,500,000

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

Immediately prior to the completion of this offering, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation will include provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated certificate of incorporation and amended and restated bylaws of the Registrant will provide that:

•

The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The Registrant will not be obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees, and agents.

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended, or the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Please read “Item 17. Undertakings” for more information on the position of the Securities and Exchange Commission regarding such indemnification provisions.

Item 15.	Recent Sales of Unregistered Securities.

During the last three years, the Registrant issued the following unregistered securities:

Warrants

In July 2013, the Registrant issued a warrant to purchase 11,294 shares of its Series D convertible preferred stock to one accredited investor at an exercise price of $12.395 per share.

In February 2014, the Registrant issued a warrant to purchase 84,553 shares of its Series E convertible preferred stock to one accredited investor at an exercise price of $13.3052 per share.

Sales of Convertible Preferred Stock

In June 2012, the Registrant sold an aggregate of 2,016,929 shares of its Series D convertible preferred stock to a total of 26 accredited investors at a purchase price of $12.395 per share, for aggregate proceeds of approximately $25,000,000.

In February 2014, the Registrant sold an aggregate of 1,597,814 shares of its Series E convertible preferred stock to a total of 21 accredited investors at a purchase price of $13.3052 per share, for aggregate proceeds of approximately $21,260,000.

In February 2015, the Registrant sold an aggregate of 1,411,650 shares of its Series F convertible preferred stock to a total of three accredited investors at a purchase price of $14.3449 per share, for aggregate proceeds of approximately $20,250,000.

In March 2015, the Registrant sold an aggregate of 184,562 shares of its Series F convertible preferred stock to a total of eight accredited investors at a purchase price of $14.3449 per share, for aggregate proceeds of approximately $2,647,572.

Option and Common Stock Issuances

From May 29, 2012 through June 11, 2015, pursuant to the terms of its 2005 Stock Incentive Plan, the Registrant granted to its officers, directors, employees, consultants and other service providers options to purchase an aggregate of 1,572,494 shares of its common stock at exercise prices ranging from $2.59 to $15.91 per share.

From May 29, 2012 through June 11, 2015, pursuant to the terms of its 2005 Stock Incentive Plan, the Registrant issued and sold to its officers, directors, employees, consultants and other service providers an aggregate of 95,855 shares of its common stock upon the exercise of options at exercise prices ranging from $1.30 to $4.81 per share, for aggregate proceeds of approximately $173,931.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The Registrant believes the offers, sales, and issuances of the above securities were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant. The sales of these securities were made without any general solicitation or advertising.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

We have filed the exhibits listed on the accompanying Exhibit Index of this registration statement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on June 11, 2015.

Invuity, Inc.

By:	/s/ Philip Sawyer
Philip Sawyer
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Philip Sawyer	President, Chief Executive Officer and Director (Principal Executive Officer)	June 11, 2015
Philip Sawyer

/s/ Michael Gandy	Chief Financial Officer (Principal Accounting and Financial Officer)	June 11, 2015
Michael Gandy

*	Director	June 11, 2015
Gregory B. Brown

*	Director	June 11, 2015
William W. Burke

*	Director	June 11, 2015
Randall A. Lipps

*	Director	June 11, 2015
Gregory T. Lucier

*	Director	June 11, 2015
Eric W. Roberts

*	Director	June 11, 2015
Reza Zadno

By:	/s/ Michael Gandy
Michael Gandy
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1**	Form of Underwriting Agreement.

3.1**	Amended and Restated Certificate of Incorporation of the Registrant as currently in effect.

3.1A	Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant.

3.2**	Form of Amended and Restated Certificate of Incorporation of the Registrant to be effective upon closing of the offering.

3.3**	Bylaws of the Registrant as currently in effect.

3.4**	Form of Amended and Restated Bylaws of the Registrant to be effective upon closing of the offering.

4.1**	Specimen Common Stock certificate of the Registrant.

4.2**	Fourth Amended and Restated Investor Rights Agreement, dated February 6, 2015, as amended on March 4, 2015, by and among the Registrant and certain of its stockholders.

4.3**	Warrant to purchase shares of Series B convertible preferred stock issued to Lighthouse Capital Partners VI, L.P., dated September 15, 2008.

4.4**	Warrant to purchase shares of Series C convertible preferred stock issued to Silicon Valley Bank, dated December 17, 2010.

4.5**	Warrant to purchase shares of Series D convertible preferred stock issued to Silicon Valley Bank, dated July 25, 2013.

4.6**	Warrant to purchase shares of Series E convertible preferred stock issued to HealthCare Royalty Partners II, L.P., dated February 28, 2014.

5.1**	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1**	Form of Indemnification Agreement for directors and executive officers.

10.2+**	Invuity, Inc. 2005 Stock Incentive Plan and form of agreement thereunder, as currently in effect.

10.3+**	Executive Incentive Compensation Plan of the Registrant to be effective upon closing of the offering.

10.4+**	2015 Equity Incentive Plan and forms of agreements thereunder to be effective upon closing of the offering.

10.5**	Lease, dated as of October 29, 2007, by and between the Registrant and Peter P. Tong, as amended on May 6, 2010, September 6, 2011 and November 10, 2012. (Terminated)

10.6**	Office Lease Agreement, dated May 9, 2014, by and between the Registrant and 444 De Haro VEF VI, LLC, as amended on November 7, 2014, and currently in effect.

10.7**	Loan and Security Agreement, dated as of February 11, 2015, by and between the Registrant and Silicon Valley Bank.

10.8**	Loan Agreement, dated as of February 28, 2014, by and between the Registrant and HealthCare Royalty Partners II, L.P., as amended on May 19, 2015 and May 28, 2015, and currently in effect.

10.9+**	Executive Employment Agreement, dated May 15, 2015, by and between the Registrant and Philip Sawyer.

10.10+**	Executive Employment Agreement, dated May 19, 2015, by and between the Registrant and Doug Heigel.

Exhibit Number	Exhibit Description
10.11+**	Executive Employment Agreement, dated May 19, 2015, by and between the Registrant and Paul O. Davison.

23.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1**	Power of Attorney (included in page II-5 to the registration statement on Form S-1 filed on April 17, 2015).

24.2**	Power of Attorney for William W. Burke.

**	Previously filed.
+	Indicates a management contract or compensatory plan or arrangement.